Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-234195) of First Community Bankshares, Inc. and Subsidiary (the “Company”) of our reports dated March 1, 2019, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting, which reports appear in the Company’s 2018 Annual Report on Form 10-K and to the reference to our firm under the caption “Experts”.

/s/ Dixon Hughes Goodman LLP

Asheville, North Carolina

October 30, 2019